Exhibit 5.4

110 Fetter Lane

London EC4A 1AY

+44 20 7903 1000 tel

+44 20 7903 0990 fax

28 February 2022

To:	Willis Towers Watson Public Limited Company (the “Company”)

51 Lime Street

London

EC3M 7DQ

England

Dear Ladies and Gentlemen

Willis Towers Watson Public Limited Company Shelf Registration Statement dated 28 February 2022

1	Introduction

1.1

We have acted as legal advisers to Trinity Acquisition plc, Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis Towers Watson UK Holdings Limited (the “English Companies”) on matters of English law in connection with:

1.1.1

an indenture governed by New York law in respect of debt securities issued by Trinity Acquisition plc, dated as of 15 August 2013 and entered into among, inter alia, the English Companies as certain of the guarantors party thereto and Wells Fargo Bank, N.A. (the “Original Trustee”) as trustee, as supplemented by, inter alia, a second supplemental indenture, dated as of 9 March 2016 and a fifth supplemental indenture, dated as of 11 August 2017;

1.1.2

an indenture governed by New York law in respect of debt securities issued by Willis North America Inc., dated as of 16 May 2017 and entered into among, inter alia, Willis North America Inc., the Company, the English Companies as certain of the guarantors party thereto and the Original Trustee, as supplemented by, inter alia, a second supplemental indenture dated as of 11 August 2017; and

1.1.3

an agreed form indenture governed by New York law in respect of debt securities to be issued by the Company and to be entered into among, inter alia, the Company, the English Companies as certain of the guarantors party thereto, and Computershare Trust Company, N.A. (the “Successor Trustee”) as trustee, together, the “Indentures”, each of which includes guarantees by certain of the English Companies (the “English Guarantees”). The indentures referred to in paragraphs 1.1.1 and 1.1.2 above are the “Existing Indentures”.

1.2

We understand that, on or around 1 November 2021, the Original Trustee completed the sale of all or substantially all of its corporate trust business to the Successor Trustee and that accordingly, under the terms of the Existing Debentures, the Successor Trustee automatically succeeded the Original Trustee as trustee under the Existing Debentures.

1.3	We have agreed to provide this letter to you on the conditions set out in this letter.

1.4	Nothing in this letter shall imply that we owe any duty of care to anyone other than the Company.

1.5

For the purposes of paragraph 4 (Assumptions) and paragraph 6 (Qualifications) of this letter, save where expressly indicated to the contrary, “signature” shall include, without limitation, any electronic and digital signature (whether generated through the use of a cloud based electronic signing platform (“ESP”) or otherwise) and, correspondingly, “sign” includes where the signatory has inserted their name and signature by electronic means (including through the use of an ESP) in an execution version of the relevant document to which they are a party, “execution” shall include any execution by means of such signatures and expressions such as “signed” or “executed” shall be construed accordingly.

1.6	In this opinion “Insolvency Act” means the Insolvency Act 1986 (as amended).

2	Documents examined

2.1

In order to give this opinion we have only examined the Indentures (including the English Guarantees), and the documents listed in the schedule to this letter (together the “Documents”). We have relied upon the statements as to factual matters contained in each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. In addition, we have not been instructed to make any enquiries concerning any of the parties to the Indentures (other than in respect of the English Companies) for the purposes of this opinion nor have we done so.

2.2

Except as stated above, for the purposes of giving this opinion we have not examined any other contract, instrument, charter or document entered into by or affecting any of the parties to the Indentures. In addition, we have not examined any corporate or other records of any of the parties to the Indentures (other than in respect of each of the English Companies) nor made any enquiries concerning any of the parties to the Indentures (other than in respect of each of the English Companies) for the purposes of this opinion.

2.3

We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

3	Scope of opinion

3.1

This opinion is given only with respect to English law in force at the date of this opinion as applied by English courts. We have not investigated and give no opinion as to the laws of any other jurisdiction or the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	We give no opinion as to matters of fact.

3.3	We express no opinion as to the effect that any future event or future act of the parties to the Indentures or any third parties may have on the matters referred to in this letter.

3.4	You expressly agree that we have no responsibility to notify you of any change to this opinion after the date of this letter.

3.5

This opinion is given on the basis that it is governed by and shall be construed in accordance with English law and all matters (including without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law.

4	Assumptions

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

4.1.1	the genuineness of all signatures, stamps and seals on all documents and that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

4.1.2	the legal capacity of all natural persons;

4.1.3

the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed or photostatic copies or received by facsimile transmission or by electronic mail (including those obtained on a website) and the authenticity, accuracy and completeness of those original documents;

4.1.4	that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

4.1.5

that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

4.1.6

that the Documents contain all relevant factual information which is material for the purposes of our opinion and there is no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

4.1.7

that each party to the Indentures (other than the English Companies) is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

4.1.8

the legal and corporate capacity, power and authority of each of the parties to the Indentures (other than the English Companies) to execute, deliver, perform and comply with their respective obligations and exercise their rights under each of the Indentures;

4.1.9	to the extent that the laws of the State of New York or any other jurisdiction are relevant, there are no provisions of such laws which would affect this opinion;

4.1.10	that each of the Indentures has been entered into for bona fide commercial reasons and on arms’ length terms by each of the parties to each Agreement;

4.1.11	that the Memoranda and Articles (as defined in the Schedule) examined by us are the current memoranda and articles of association of the English Companies;

4.1.12

that the Board Resolutions (as defined in the Schedule) examined by us were duly passed by all appointed directors of the English Companies and those resolutions have not been, and will not be, amended, rescinded or superseded;

4.1.13	that the information revealed by the Company Search was accurate in all respects and that nothing has occurred since those searches to make that information inaccurate in any respect;

4.1.14	that the information revealed by the Winding-up Enquiry was accurate in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect; and

4.1.15

each of the parties to the Indentures has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it.

5

Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters or documents not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

5.1.1	each of the English Companies is a company duly incorporated and existing under the laws of England and Wales;

5.1.2

the Company Search (as defined in the Schedule) revealed no order or resolutions to wind-up any of the English Companies and no notice of appointment in respect of any of the English Companies of a liquidator, receiver, administrator or administrative receiver at the date and time of the Company Search;

5.1.3

the response to the Winding-up Enquiry (as defined in the Schedule) indicated that no petition for the winding-up of any of the English Companies had been presented at the date and time of the Winding-up Enquiry;

5.1.4	each of the English Companies has the requisite corporate capacity and power to enter into the Indentures and to perform its obligations thereunder; and

5.1.5	the execution of the Indentures (including the English Guarantees) has been duly authorised by all necessary corporate action on the part of each of the English Companies.

6	Qualifications

6.1	The opinions expressed in paragraph 5 above are subject to the following qualifications:

6.1.1

the Company Search and the Winding-up Enquiry are not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed;

6.1.2

this opinion is subject to any limitations arising from (i) the laws of bankruptcy, insolvency, liquidation, receivership, and moratorium; or (ii) other laws of general application relating to or affecting the rights of creditors;

6.1.3

we have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document; and

6.1.4	we express no opinion as to the taxation consequences of the transactions contemplated by the Indentures.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this letter as an exhibit to the shelf registration statement to be filed with the U.S. Securities and Exchange Commission dated 28 February 2022 (the “Registration Statement”), and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours faithfully

/s/ Weil, Gotshal & Manges (London) LLP

SCHEDULE

1	A copy of the certificate of incorporation of the English Companies.

2	A copy of the memorandum and articles of association of each English Company (the “Memoranda and Articles”).

3	A copy of the written resolutions of the board of directors of each English Company dated 24 February 2022 (the “Board Resolutions”).

4	A copy of a search in respect of each English Company at Companies House through the GlobalX Insolvency Plus service made on 28 February 2022 (the “Company Search”).

5	A copy of a search in respect of each English Company at the Central Register of Winding-Up Petitions through the GlobalX Insolvency Plus service made on 28 February 2022 (the “Winding-Up Enquiry”).